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                                                                   EXHIBIT 12.01

                           EL PASO ELECTRIC COMPANY
                      RATIO OF EARNINGS TO FIXED CHARGES
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                                                                                                             REORGANIZED
                                                                    PREDECESSOR COMPANY                        COMPANY
                                               ------------------------------------------------------------- ------------
                                                                                                PERIOD FROM  PERIOD FROM
                                                                                                 JANUARY 1   FEBRUARY 12
                                                                                                    TO          TO
                                                               YEARS ENDED DECEMBER 31,         FEBRUARY 11  DECEMBER 31,
                                               ------------------------------------------------
                                                    1992        1993        1994        1995       1996         1996
                                               ------------  ----------  ----------  ----------  ----------  ------------
                                                               (IN THOUSANDS EXCEPT RATIOS)
Fixed Charges:

Interest charges.......................           $ 73,176    $ 82,237    $ 97,616    $ 91,923    $ 9,569       $ 91,355

Interest portion of rent expense.......             72,125      71,963      71,974      71,477      8,134          1,218
                                                  --------    --------    --------    --------    -------       --------

Total fixed charges....................           $145,301    $154,200    $169,590    $163,400    $17,703       $ 92,573
                                                  ========    ========    ========    ========    =======       ========


Earnings:

 Net income (loss) before reorganization
  items, extraordinary item and cumulative
  effect of a change in accounting
  principle............................           $ (1,812)   $(11,261)   $(19,162)   $(23,341)   $(4,053)      $ 41,919

 Income taxes..........................               (419)     (7,105)    (17,498)    (15,798)    (3,415)        26,670
                                                  --------    --------    --------    --------    -------       --------

 Pretax earnings (loss)................             (2,231)    (18,366)    (36,660)    (39,139)    (7,468)        68,589

 Fixed charges.........................            145,301     154,200     169,590     163,400     17,703         92,573

 Capitalized interest..................             (3,917)     (3,998)     (2,581)     (3,820)      (412)        (5,189)
                                                  --------    --------    --------    --------    -------       --------

Earnings as defined....................           $139,153    $131,836    $130,349    $120,441    $ 9,823       $155,973
                                                  ========    ========    ========    ========    =======       ========



Ratio of earnings to
 fixed charges.........................              1.0:1        .8:1        .8:1        .7:1       .6:1          1.7:1
                                                  ========    ========    ========    ========    =======       ========

Excess (deficiency) of earnings to
 fixed charges.........................           $ (6,148)   $(22,364)   $(39,241)   $(42,959)   $(7,880)      $ 63,400
                                                  ========    ========    ========    ========    =======       ========

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